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Huntsman Corporation 2Q2007 Conference Call
July 31, 2007

John:      Thank you, operator, and good morning to everyone.  My name is John Heskett and I am the Vice President of Corporate Development & Investor Relations for Huntsman Corporation.  Welcome to Huntsman’s investor conference call for the second quarter of 2007.

Joining us on the call today are Jon Huntsman, our founder and chairman, Peter Huntsman, our President and CEO and Kimo Esplin, our Executive Vice President and Chief Financial Officer.

A recorded playback of this call will be available until midnight, August 6th, 2007.  The recorded playback may be accessed from the U.S. by dialing 1-888-286-8010 and from outside the U.S. by dialing 1-617-801-6888.  The access code for both dial-in numbers is 47508950.  A recording of this call may also be accessed through our website.

Before we begin discussing our earnings, I would like say a few words about “forward looking statements.” Statements made during this conference call that are not historical facts are forward-looking statements.  Such statements are considered to be predictions or expectations and are subject to a number of risks and uncertainties.  Our actual results could differ materially based on a number of factors including, but not limited to, the consummation and timing of our proposed merger with Hexion and the pending sale of our North American Base Chemicals and Polymers business to Flint Hills; future global economic conditions; changes in the prices of our raw materials and the energy we consume in our production processes; access to capital markets;

industry production capacity and operating rates; the supply/demand balance for our products and that of competing products;  pricing pressures; technological developments; changes in governmental regulations, geopolitical events and other risk factors. Please refer to our  most recent 10K and our other public filings for a more complete discussion of the risk factors applicable to our Company.

Before I walk through a summary of our earnings, let me outline the format for today’s call.   I will briefly summarize the earnings and then turn the call over to Kimo Esplin, our CFO, who will outline certain of the terms of our merger agreement with Hexion and provide an update on our process to the sell our U.S. base chemicals and polymers business to a subsidiary of Koch Industries.  Finally, Peter Huntsman will share his thoughts on the performance of certain of our businesses in the quarter.  Unfortunately, given the pending merger with Hexion, we will not be able to take any of your questions following the conclusion of Peter’s remarks.  I know that many of you have questions related to certain aspects of the Hexion merger, including timing, regulatory approvals and financing arrangements. We expect that additional details related to these issues and others will be made public by either Huntsman or Hexion in the coming weeks and months. However, at this time we are not in a position to provide any information beyond that which has been provided in our public filings over the past several weeks.

********

Turning to earnings, I would like to point out that as I summarize earnings, I will be referring to Adjusted EBITDA from continuing operations, which is EBITDA adjusted to exclude the impact of discontinued operations; restructuring, impairment and plant closing costs; legal and contract settlements; loss on the sale of accounts receivable; losses arising from the early extinguishment of debt; and gains related to the sale and acquisition of assets.  In the second quarter of 2007, we recorded aggregate net costs of $231.8 million related to such costs and expenses and in the second quarter of 2006, we recorded aggregate net gains of $214.3 million related to such costs and expenses.  We focus on Adjusted EBITDA from a management standpoint as we believe it is the best measure of the underlying performance of operations, and we have received feedback from many of you in the investment community that this is how you prefer to look at our business.  A reconciliation of both EBITDA and Adjusted EBITDA to net income can be found in our second quarter earnings release which has been posted to our website.

Today, Huntsman Corporation announced second quarter earnings as follows:

Huntsman recorded Adjusted EBITDA from continuing operations of $241.4 million as compared to Adjusted EBITDA from continuing operations of $285.0 million in the second quarter of 2006.

It should be noted that given the pending sale to Flint Hills Resources, we are now classifying our U.S. Polymers business as a discontinued operation and have conformed our presentation in prior periods to reflect this, so going forward you will see results from only 5 divisions reported as compared to the 6 we have historically presented.

Net loss available to common stockholders for the second quarter of 2007 was $83.9 million or 36 cents per diluted share.  This compares to net income available to common stockholders for the second quarter of 2006 of $262.9 million or $1.13 per share.

Excluding the after tax impact related to legal and contract settlements, losses due to restructuring costs, the impact of discontinued operations, and other items, adjusted net income from continuing operations was $76.1 million or 33 cents per diluted share.  This compares to $80.2 million of adjusted net income from continuing operations, or 34 cents per diluted share for the comparable period in 2006.

Lower results on an Adjusted EBITDA basis as compared to the previous year were primarily attributable to softer results in our Polyurethanes, Pigments and Performance Products divisions.  Results were lower at our Base Chemicals segment as the 2006 period benefited from approximately one month of operations at our Port Arthur, Texas olefins facility prior to the fire and outage.  This was partially offset by stronger results in our Materials & Effects division and lower corporate and unallocated expenses.

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I would now like to briefly outline the performance of each of our five continuing segments:

 Polyurethanes recorded Adjusted EBITDA of $159.2 million for the second quarter of 2007, which was $12.8 million lower than in the second quarter of last year, but $40.5 million higher than the first quarter.  On a sequential basis, results were stronger in both our core urethanes business due to improved selling prices and volumes and in our PO co-product MTBE business where C factors recovered from the extremely low levels we experienced in the 1st quarter.  Results in the second quarter were negatively impacted by a couple of items.  First, our MDI polyurethanes joint venture facility in China was off-line for the entire quarter as the JV was in the process of continuing to replace a damaged heat exchanger.  We estimate that the financial impact of this outage, which includes unabsorbed fixed costs, and additional freight and duty associated with product shipped from our MDI polyurethanes plants in Europe and North America, totaled approximately $11 million in the second quarter, which is similar to the impact we saw in the first quarter.    Second, we did experience an unplanned outage at our Port Neches PO/MTBE unit that resulted in about two weeks of lost production with an estimated $6 million impact on EBITDA.

So, if you were to normalize polyurethanes results for these two events, Adjusted EBITDA in the 2nd quarter would have exceeded $175 million which was a bit above the levels we experienced last year.

Our core MDI polyurethanes business continues to perform very well as  MDI volumes were up 15% relative to the first quarter as demand was stronger in all regions and the continued growth in insulation applications globally more than offset softness in composite wood products related construction end markets in North America.

Materials and Effects recorded Adjusted EBITDA of $61.1 million for the second quarter of 2007.  This was up from $33.9 million in the second quarter of a year ago.  Advanced Materials contributed approximately $40.1 million of Adjusted EBITDA while the Textile Effects contribution was $21.0 million.  In Advanced Materials, we continue to see a fairly healthy pricing environment, with average selling prices up about 13% over last year.  In Textiles Effects, sales were up by about 8% relative to the first quarter as demand for our dyes products were stronger in all regions, particularly in China. Results also benefited from the implementation of price increases which have been announced over the last several quarters

Performance Products recorded Adjusted EBITDA of $39.8 million in the second quarter of 2007 as compared to Adjusted EBITDA of $76.5 million a year ago.  We experienced a three week unplanned outage at our Port Neches, Texas site which resulted in lower profitability in our base olefins and intermediates businesses.  We estimate the impact of this outage at approximately $10 million in the quarter.  Results in this division were also negatively impacted by higher raw material costs.

Pigments recorded Adjusted EBITDA of $20.9 million in the second quarter which was down compared to $31.9 million in the second quarter of 2006 and essentially flat with first quarter results.  Volumes were up about 9% as compared to the first quarter and as compared to the second quarter of last year. Average selling prices, however, continue to decline in local currency terms — down 2% from the first quarter and down 5% as compared to last year as we have seen a very soft pricing environment in the North American coatings and construction segment and the strengthening of the Euro relative to the U.S. dollar has resulted in competitive pressures in our core European market.

Base Chemicals recorded an Adjusted EBITDA loss of $1.6 million in the second quarter of 2007, which was down compared to last year when the olefins unit had a partial quarter of operations.  As you know, the bulk of our US business is related to our Port Arthur olefins facility which was offline for the entire quarter as a result of the ongoing outage.  We estimate the second quarter lost profits due to business interruption related to this outage at approximately $31 million, which we believe will be reimbursed by our insurance carriers.

With that, I would like to turn things over to Kimo Esplin, our CFO, for his comments on our merger agreement with Hexion and an update on the sale of our U.S. commodity petrochemicals business to Flint Hills.

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Kimo:

Thank you John.

Let me start off by briefly reviewing the terms of the merger agreement that we entered into on July 12, 2007 with Hexion Specialty Chemicals

.

Hexion has agreed to acquire all of the issued and outstanding shares of common stock of Huntsman for $28.00 per share.  Including the assumption of debt, this values the transaction for Huntsman at approximately $10.6 billion.

The Board of Directors of Huntsman unanimously approved the merger agreement on the recommendation of a transaction committee comprised entirely of independent directors.

Hexion will have up to 12 months, subject to a possible 90 day extension under certain circumstances, to close the transaction and the cash price per share to be paid by

Hexion will increase at the rate of 8% per annum (inclusive of any dividends paid) if the transaction is not consummated by April 5, 2008.

The closing of the transaction is not subject to a financing condition and Hexion has secured financing commitments from Deutsche Bank and Credit Suisse to provide for all necessary funding. However, the transaction is subject to various other conditions, including approval of the merger by Huntsman’s stockholders, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino, foreign competition approvals and other customary closing conditions.

Entities controlled by MatlinPatterson, the Huntsman family and Fidelity Charitable Gift Fund, who collectively own 57% of Huntsman’s common stock, have agreed to vote the shares of the common stock that they own as of the record date for the special shareholder meeting, in favor of the merger. Also in connection with the merger, the Company amended the terms of its existing registration rights agreement to allow for the immediate registration for sale of all of the shares held by MatlinPatterson.  In accordance with the amended terms of this registration rights agreement, the Company is obligated to file and maintain an S-3 shelf registration statement with the SEC to provide for the sale by MatlinPatterson as and when they elect to pursue such sales.

We have filed the merger agreement, the voting agreements and the amended registration rights agreement with the SEC and would encourage anyone who has additional questions or requires further information to review the detailed terms of these  various agreements.

We are currently in the process of preparing for a shareholder vote later this year and would expect to file a proxy statement with the SEC in the course of the next several weeks. Together with Hexion, we have begun the regulatory approval process in the United States, Europe and other jurisdictions and expect this process to move forward through the end of the year and likely into early 2008.

As John had indicated, we and Hexion would expect to make additional information about the merger publicly available in the future but until we do so, hopefully everyone can understand that at this time we are very limited in our ability to comment further.

Now let me update you on the sale of our U.S. Polymers and Base Chemicals business to Flint Hills.  As you know, we entered into a definitive agreement with Flint Hills back in February.  Under the terms of this agreement, Flint Hills had the option to close on the Polymers portion of the business in advance of the re-start of the Port Arthur olefins facility.

Flint Hills has elected to exercise this option and we expect to close on the polymers business tomorrow — August 1st.  In connection with this closing, we will transfer our plants in Odessa and Longview, Texas;  Marysville, Michigan; and Peru, Illinois along with approximately 665 associates and will receive approximately $350 million in cash for the business, including all of the inventory. Huntsman will retain the other elements of working capital — including account receivable and accounts payable — and will liquidate these for cash over the next several months. Substantially all of the proceeds will be used to repay a portion of the outstanding borrowings under our revolving credit facility and reduce outstandings under our accounts receivable securitization facility. In the 2nd quarter we booked a $240 million impairment related to these assets and this sale.

The remaining portion of the business will transfer across when the Port Arthur olefins facility has been re-started.  We continue to make good progress with the Port Arthur facility.  The re-build activities are nearing completion and we are now heavy into the commissioning phase which is expected to take several months. Following this commissioning, we will re-start the facility before transferring it across to Flint Hills.  We expect this to occur in the 4th quarter.

At the time of the re-start and sale of this unit to Flint Hills, we will receive an additional $306 million in cash plus the value of the inventory. Also, we will be in a position to collect the remaining $70 million that is due from TPC relating to the sale of our C4s business approximately one year ago.

With that, I will turn the call over to Peter.

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Peter:

Thank you very much Kimo and thank you all that are joining us this morning.

With Adjusted EBITDA from our continuing operation of $241 million, the earnings profile of the second quarter was very consistent with that of last quarter, and,  normalized for a couple of non-recurring issues, very similar to the 2nd quarter of last year. I think this very much reflects the more stable earnings that our differentiated businesses produce.  Also, you need to keep in mind that these results were in spite of high raw material costs across the board as compared to the 1st quarter.  Average prices for crude oil were up 12%, natural gas was up 11% and benzene was up about 10%. Not huge increases, but these certainly provided a bit of headwind as we progressed through the quarter — most of which we’ve been able to offset. We believe that our strategy to expand globally has helped offset the slowdown we’ve seen in the U.S. housing and automotive sectors.

Our MDI polyurethanes business performed very well in the quarter with volumes up 15% as compared to the 1st quarter.  We saw very healthy increases in all regions, but particularly in Asia where MDI sales volumes were up 49% as compared to the 1st quarter and 21% over the 2nd quarter of last year.

This was achieved despite continuing production issues at the Caojing Chinese JV facility and extremely soft U.S. housing and construction markets.   As expected, our volumes into composite wood products were down as compared to the 1st quarter, but we more than made up for this with very strong MDI volumes into  the insulation sector which was up 25%; our Adhesives, Coatings and Elastomers business were up 16% and our appliance business which was up 36%, primarily in Asia.  So, we are still seeing very good demand for MDI across a very broad set of geographic regions and end-use applications.

On the pricing side, MDI was up about 3% as compared to the 1st quarter following pricing initiatives we put forth last quarter and higher raw material costs. Given the solid global demand we continue to see — particularly in Asia - we think selling prices are poised to increase further as the year progresses.  We believe that overall industry supply conditions remain tight. We are operating our manufacturing facilities in Geismar, Louisiana and Rozenburg, Netherlands at very high rates.  All of these factors give us increased confidence about our businesses’ outlook as we move through 2007.

Now, let me briefly update you on the status of our joint venture plant in Caojing China.  As we indicated on our last call, the facility has been off-line since mid December to repair a damaged heat exchanger unit. The joint venture has installed a new exchanger and all of the repair work on the damaged equipment has been completed.  We are in the final stages of re-commissioning this facility and start-up will proceed throughout the next week or two.  As a result, we would expect to have saleable quantities of product in August.

As John mentioned, we estimate the impact of this outage at $11 million during the 2nd quarter.  We’ll also see some impact in the 3rd quarter as the plant was off-line for July.

I was very pleased with the performance of our Materials and Effects Division in the quarter — a big improvement from the results that were recorded in the 2nd quarter of last year as Adjusted EBITDA was $61 million as compared to $34 million a year ago.  Textile Effect’s contribution was $21 million, while Advanced Material’s portion was $40 million, so strong results from both sides of this business.

Our Textile Effects business continues to make good progress on the restructuring program that we started this past Fall.  Just to remind you as to the highlights of this program, we plan on spending approximately $150 million over the next eighteen months as we will follow our customers from North America and Europe to Asia.  Our goal is to capture $75 million in cost savings and drive EBITDA margins to the mid-teens.  I am pleased to report that we are on track with this restructuring - most of which will take place in the latter part of 2007 and throughout 2008.

You also may have noticed that we announced two strategic acquisitions in our Textile Effects this quarter. We have agreed to acquire a division of Metrochem Industries for approximately $47 million in cash.  This division is located in Baroda, India and manufacturers textile dyes and intermediates.  This will expand our footprint in Asia, and in particular the fast growing Indian market. It will provide us with a low cost manufacturing base in this fast growing region of the world.

Second, just last week we acquired DuPont’s non-wovens fluorochemical finishing business.  Although a relatively small transaction, it is something we are very excited about.  As you know, one of our core strategies in Textile Effects is to continue to diversify our business away from traditional textile applications and into areas that we have referred to as “technical textiles”.  Non-wovens are one of these areas and DuPont is one of the market leaders so this acquisition will help us expand significantly in this area.

 Finally, I am pleased to announce that we have successfully commissioned and started our new polyetheramines facility on Jurong Island in Singapore which is a very important accomplishment for our Performance Products division. The total investment in this new plant was approximately $40 million and the site will have a capacity of approximately 15 tons. Huntsman is already the leading polyetheramines producer in the world. Completion of the Singapore plant will further increase Huntsman’s capacity and complement our existing polyetheramines facilities in Conroe, Texas, and Llanelli, Wales and will serve as a key platform as we continue supporting our customers’ global expansions.  We have seen double digit demand growth in this product line over the past several years. We believe this expansion will allow us to continue to grow with this market demand.

In our TiO2 division, we continue to be disappointed with industry conditions that have led to ongoing earnings erosion, driven largely by softness in pricing.   However, I am pleased with the continued progress that we continue to make in our own business relative to our competition.  We continue to make strong progress to improve our business across the board with our Project Titan initiative.  The most significant element of this is the expansion of our Greatham, UK site which is progressing on plan. Our Greatham production rates are gradually ramping up and we are on track to achieve the full 150 metric ton rate by mid 2008.   Several other integrated actions including operating cost and efficiency improvements and introduction of several innovative higher value products are also progressing very well.  When completed in 2008, the profitability of this division is expected to be more than $75 million higher than it is today.

Finally, let me share a few thoughts on our pending Hexion merger.  At $28.00 a share, I think this represents excellent value for our shareholders and I believe reflects the substantial progress we have made as a company over the past several years in a number of areas. We have streamlined our portfolio through selective acquisitions and divestitures; we have reduced our cost base through our very successful “Coronado” program; we have substantially reduced debt — which was over $6 billion at the end of 2004 and is now less than $4 billion; and we have continued to invest in our facilities and in our people in order to grow with our customers around the world.  This is something that all of our 15,000 associates should be extremely proud of. Our focus in the future shall be to continue to be to create as much value as possible for our shareholders in the safest and most responsible manner possible.

We are currently in the early stages of developing an integration plan to bring these two organizations together and expect to be in a position to release additional information related to this plan in the near future.  In the meantime, our priorities as a company remain unchanged -  to  operate our facilities in a safe manner;  to continue to serve the needs of our customers; and to continue to execute on our various ongoing growth and efficiency initiatives we have throughout the Company.

With that I will return the call back to John Heskett, our Vice President, Corporate Development and Investor Relations.

John:      Thank you, Peter.  Operator, that concludes our call for today.  Thank you everyone for joining us.

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE HEXION AGREEMENT. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the Company’s website at  http://www.huntsman.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Hexion Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth herein and in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Hexion Agreement, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Hexion Agreement, which will be filed with the SEC.